Exhibit 4.1(g)

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of October 31, 2011 (this “Supplemental Indenture”), is entered into by and among WireCo WorldGroup Inc. (the “Company”), the guarantors identified herein as parties, and U.S. Bank National Association, as Trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company and the existing Guarantors have heretofore executed and delivered to the Trustee an Indenture, dated as of May 19, 2010 (as amended, supplemented or otherwise modified in accordance with its terms, the “Indenture”), providing for the issuance on May 19, 2010 of 9.5% Senior Notes due 2017, in aggregate principal amount of $275,000,000 and the issuance on June 10, 2011 of 9.5% Senior Notes due 2017 in aggregate principal amount of $150,000,000 (collectively the “Notes”);

WHEREAS Section 4.18 of the Indenture provides, in part, that if any Affiliate Guarantor acquires or creates a Restricted Subsidiary after the Issue Date, such Subsidiary shall become an Affiliate Guarantor;

WHEREAS Section 8.01 of the Indenture provides that without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Notes Guarantees to allow any Guarantor to execute a supplemental indenture and/or Note Guarantee with respect to the Notes;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Indenture.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors, to unconditionally guarantee the Company’s obligations under the Securities on the terms and subject to the conditions set forth in Article Ten of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. Notices. All notices or other communications to the New Guarantors shall be given as provided in Section 11.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

9. Limitations for the Czech Guarantor. Czech Guarantee Limitation: None of the obligations of a Guarantor incorporated in the Czech Republic (a “Czech Guarantor”) pursuant to the Indenture will be construed to create any obligation on such Czech Guarantor to the extent it would constitute unlawful financial assistance under Czech law or result in this guarantee infringing provisions of mandatory Czech law or regulation setting out or implying any capital maintenance rules (the “Czech Rules”), including, without limitation, Sections 120(2), 120a, 120b, 161e(1) and 161f of the Czech Commercial Code, and all obligations of any Czech Guarantor under the Indenture will be limited in accordance with such rules to an amount equal to the Czech Limitation Amount.

For the purpose of this SECTION 9. “Czech Limitation Amount” means (G/O)*A; where:

(a) “A” means all assets of the Czech Guarantor recorded in its latest annual unconsolidated financial statements available to the Trustee or, if they are more up-to-date and supplied to the Trustee within 15 Business Days following its request, its latest interim unconsolidated financial statements;

(b) “G” means the amount of all obligations that would have been guaranteed by the Czech Guarantor under the Indenture and this Supplement had the Czech Limitation Amount not be applied; and

(c) “O” means all liabilities of the Czech Guarantor recorded in its latest annual unconsolidated financial statements as defined in the accounting standards applicable to the Czech Guarantor available to the Trustee or, if they are more up-to-date and supplied to the Trustee within 15 Business Days following its request, its latest interim unconsolidated financial statements. The term “liabilities” shall have the meaning attached to it under the accounting standards applicable to the Czech Guarantor but, notwithstanding the foregoing, shall at all times:

(i) exclude equity capital (vlastní kapitál); and

(ii) include the obligations guaranteed by the Czech Guarantor under the Indenture, this Supplement or otherwise.

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For the avoidance of doubt, any identical obligations of the Czech Guarantor mentioned in the previous sentence will be included in the “O” only once.

For the avoidance of doubt, in the event that the Czech Limitation Amount should be higher than “G”, the Czech Guarantor shall not be required to pay, and the Holders shall not be entitled to recover, the excess amount.

In the event that any obligation of a Czech Guarantor under the Indenture would violate or contradict the Czech Rules and therefore be held invalid or unenforceable, such obligation will be replaced by an obligation of a similar nature which is in compliance with such rules. The limitations specified in the first sentence of this Section above regarding the Czech Limitation Amount shall cease to apply in the event that any bankruptcy or insolvency proceedings are commenced in the Czech Republic against the Czech Guarantor or its assets and, at the same time, the Czech Guarantor is insolvent within the meaning of Czech insolvency legislation

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

WIRECO WORLDGROUP INC.

By:	/s/ Ira Glazer
Name: Ira Glazer
Title: President and CEO

[Signature Page to Drumet Supplemental Indenture]

THE NEW GUARANTOR: DRUMET CZ S.R.O.

By:	/s/ Branislav Gašparík
Name: Branislav Gašparík
Title: Executive Director

[Signature Page to Drumet Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, As Trustee

By:	/s/ John J Doherty
Name: John J. Doherty
Title: Vice President

[Signature Page to Drumet Supplemental Indenture]